Exhibit 23.2

June 22, 2005

Board of Directors
Yacht Finders, Inc.
2308-C Kettner Blvd
San Diego, CA  92101

To the Board of Directors:

We consent to the incorporation in the Registration Statement on Form SB-2 of our report dated February 10, 2005 relating to the balance sheets of Yacht finders, Inc. as of March 31, 2005 and December 31, 2004, and the related statements of operations, changes in shareholders' deficit and cash flows for the three months ended March 31, 2005 and 2004, from April 15, 2003 (inception) through March 31, 2005, for the years ended December 31, 2004 and 2003, and from April 15, 2003 (inception) through December 31, 2004. We also consent to the use of our name in the section "Experts".


/s/ Cordovano and Honeck LLP
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Cordovano and Honeck LLP
Certified Public Accountants
Denver, Colorado